Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in registration statements (Form S-8 Nos. 333-91434, 333-117763, 333-152254 and 333-170026) pertaining to Mercantile Bank Corporation of our report dated May XX, 2026, relating to the statement of net assets available for benefits of Mercantile Bank 401(k) Plan as of December 31, 2025, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental information as of December 31, 2025, included in this Annual Report on Form 11-K of Mercantile Bank 401(k) Plan for the year ended December 31, 2025.

/s/ Rehmann Robson LLC

Grand Rapids, MI

May 27, 2026